Table of Contents

Exhibit 4.8

BOTTLER’S AGREEMENT

THIS BOTTLER’S AGREEMENT (the “Agreement”), effective as of June 1, 2005, by and between THE COCA-COLA COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America, with principal offices at One Coca-Cola Plaza, N.W., in the City of Atlanta, State of Georgia, U.S.A. (hereinafter referred to as the “Company”), and PANAMCO BAJIO, S.A. DE C.V., a corporation organized and existing under the laws of Mexico, with principal offices at Guillermo Gonzalez Camarena No. 600, Colonia Centro de Ciudad Santa Fe, 01210 Mexico, D.F., (hereinafter referred to as the “Bottler”).

WITNESSETH:

WHEREAS,

A. The Company is engaged in the manufacture and sale of certain concentrates and beverage bases (hereinafter referred to as the “Beverage Bases”) the formulae for which are industrial secrets of the Company, from which non-alcoholic beverage syrups (hereinafter referred to as the “Syrups”) are prepared, and is also engaged in the manufacture and sale of the Syrups, which are used in the preparation of certain non-alcoholic beverages which are more fully described in Appendix I (hereinafter referred to as the “Beverages”) and which are offered for sale in bottles and other containers and in other forms or manners.

B. The Company is the owner of the trade marks set forth in Appendix II that distinguish the said Beverage Bases, Syrups and Beverages and is also the owner of various trade marks consisting of Distinctive Containers in various sizes in which the Beverages have been marketed for many years and of the trade marks consisting of Dynamic Ribbon devices which are used in the advertising and marketing of certain of the Beverages (all of the said trade marks being collectively or severally referred to hereinafter as the “Trade Marks”).

C. The Company has the exclusive right to prepare, package and sell the Beverages and the exclusive right to manufacture and sell the Beverage Bases and the Syrups in Mexico.

D. The Company has designated and authorized certain third parties to manufacture the Beverage Bases for sale to duly appointed bottlers (said third parties being hereinafter referred to as “Authorized Suppliers”).

E. The Bottler has requested a license from the Company to use the Trade Marks in connection with the preparation and packaging of the Beverages and in connection with the distribution and sale of the Beverages in and throughout a territory as defined and described in this Agreement.

F. The Company is willing to grant the requested license to the Bottler under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

I. AUTHORIZATION

1. The Company hereby authorizes the Bottler, and the Bottler undertakes, subject to the terms and conditions contained herein, to prepare and package the Beverages in Authorized Containers, as defined hereinafter, and to distribute and sell the same under the Trade Marks, in and throughout, but only in and throughout, the territory which is defined and described in Appendix III (hereinafter referred to as the “Territory”).

2. The Company shall, during the term of this Agreement, in its discretion, approve for each of the Beverages the container types, sizes, shapes and other distinguishing characteristics (hereinafter referred to as “Authorized Containers”), which the Bottler is authorized to use under this Agreement for the packaging of each of the Beverages. The list of Authorized Containers in respect of each of the Beverages as of the effective date hereof is set forth in Appendix IV. The Company may, by giving written notice to the Bottler, authorize the Bottler to use additional Authorized Containers in the preparation, packaging, distribution and sale of one or more of the Beverages.

3. The Annexes, if any, attached hereto identify the nature of the supplemental authorizations which may be granted from time to time to the Bottler pursuant to this Agreement and govern the particular rights and obligations of the parties in respect of the supplemental authorizations.

II. OBLIGATIONS OF THE COMPANY

4. The Company or Authorized Suppliers will sell and deliver to the Bottler such quantities of the Beverage Bases as may be ordered by the Bottler from time to time provided that:

(a) the Bottler will order, and the Company or Authorized Suppliers will sell and deliver to the Bottler, only such quantities of the Beverage Bases as may be necessary and sufficient to implement this Agreement; and

(b) the Bottler will use the Beverage Bases exclusively for the preparation of the Beverages as prescribed from time to time by the Company, and the Bottler undertakes not to sell the Beverage Bases or the Syrups nor permit the same to fall into the hands of third parties without the prior written consent of the Company.

The Company shall retain the sole and exclusive right at any time to determine the formulae, composition or ingredients for the Beverages and the Beverage Bases.

5. The Company, for the term of this Agreement, except as provided in Clause 11, will refrain from selling or distributing or from authorizing third parties to sell or distribute the Beverages throughout the Territory in Authorized Containers reserving the rights, however, to prepare and package the Beverages in Authorized Containers in the Territory for sale outside the Territory and to prepare, package, distribute and sell or authorize third parties to prepare, package, distribute or sell the Beverages in the Territory in any other manner or form. The Company, in accordance to the territorial principle set forth in Clause 1 above, shall have the exclusive right to import and export the Beverages to and from Mexico.

III. OBLIGATIONS OF THE BOTTLER RELATIVE TO MARKETING OF THE BEVERAGES, FINANCIAL CAPACITY AND PLANNING

6. The Bottler shall have a continuing obligation to develop, stimulate and satisfy fully the demand for each of the Beverages within the Territory. The Bottler therefore covenants and agrees with the Company:

(a) to prepare, package, distribute and sell such quantities of each of the Beverages as shall in all respects satisfy fully every demand for each of the Beverages within the Territory;

(b) to make every effort and to employ all proven, practical and approved means to develop and exploit fully the potential of the business of preparing, packaging, marketing and distributing each of the Beverages throughout the Territory by creating, stimulating and expanding continuously the future demand for each of the Beverages and by satisfying fully and in all respects the existing demand therefore;

(c) to invest all the capital and incur all expenses required for the organization, installation, operation, maintenance, and replacement within the Territory of such manufacturing, warehousing, marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary to implement this Agreement;

(d) to sell and distribute the Beverages in Authorized Containers only to retail outlets or final consumers in the Territory; provided, however, that the Bottler shall be authorized to distribute and sell the Beverages in Authorized Containers to wholesale outlets in the Territory who sell only to retail outlets in the Territory. Any other methods of distribution shall be subject to the prior written approval of the Company; and

(e) to provide competent and well-trained management, and to recruit, train, maintain and direct all personnel required, sufficient in every respect to perform all of the obligations of the Bottler under this Agreement.

7. The parties agree that, to develop and stimulate demand for each of the Beverages, advertising and other forms of marketing activities are required. The Bottler agrees, therefore, to spend such funds for the advertising and marketing of the Beverages as may be required to maintain and to increase the demand for each of the Beverages in the Territory. The Company may, in its sole discretion, contribute to such advertising and marketing expenditures. The Company may also undertake at its own expense any advertising or promotional activity that the Company deems appropriate to conduct in the Territory, but this shall in no way affect the obligations of the Bottler to spend funds for the advertising and marketing of each of the Beverages so as to stimulate and develop the demand for each of the Beverages in the Territory.

8. The Bottler shall submit to the Company, for its prior approval, all advertising and all promotions relating to the Trade Marks or the Beverages and shall use, publish, maintain or distribute only such advertising or promotional material relating to the Trade Marks or to the Beverages as the Company shall approve and authorize.

9. The Bottler shall maintain the consolidated financial capacity reasonably necessary to assure that the Bottler will be capable of performing its obligations under this Agreement. The Bottler shall maintain accurate books, accounts, and records and shall provide to the Company, upon the Company’s request, such financial and accounting information as shall enable the Company to determine the Bottler’s compliance with its obligations under this Agreement.

10. The Bottler covenants and agrees:

(a) to deliver to the Company once in each calendar year a program (hereinafter referred to as the “Annual Program”) which shall be acceptable to the Company as to form and substance. The Annual Program shall include but shall not be limited to the marketing, management, financial, promotional and advertising plans of the Bottler showing in detail the activities contemplated for the ensuing twelve-month period or such other period as the Company may prescribe. The Bottler shall prosecute diligently the Annual Program and shall report quarterly or at such other intervals as the Company may request in connection with the implementation of the Annual Program.

(b) to report on a monthly basis, or at such other intervals as the Company may request, to the Company sales of each of the Beverages in such detail and containing such information as may be requested by the Company.

11. The Bottler recognizes that the Company has entered into or may enter into agreements similar to this Agreement with other parties outside of the Territory and accepts the limitations such agreements may reasonably impose on the Bottler in the conduct of its business under this Agreement. The Bottler further agrees to conduct its business in such a manner so as to avoid conflicts with such other parties and, in the event of disputes nevertheless arising with such other parties, to make every reasonable effort to settle them amicably.

The Bottler will not oppose without valid reason any additional measures the adoption of which are considered by the Company as necessary and justified in order to protect and improve the sales and distribution system for the Beverages as, for instance, those which might be adopted concerning the supply of large and/or special buyers whose field of activity transcends the boundaries of the Territory, even if such measures should entail a restriction of the Bottler’s rights or obligations within reasonable limits not affecting the substance of this Agreement.

12. (a) The Bottler, recognizing the important benefit to itself and all the other parties referred to in Clause 11 above of a uniform external appearance of the distribution and other equipment and materials used under this Agreement, agrees to accept and apply the standards adopted and issued from time to time by the Company for the design and decoration of trucks and other delivery vehicles, cases, cartons, coolers, vending machines, and other materials and equipment used in the distribution and sale of the Beverages under this Agreement.

(b) The Bottler further agrees to maintain and to replace such equipment at such intervals as are reasonably necessary and to use such equipment to distribute or sell only the Beverages and the beverage products listed in Appendix V; provided that the use of such equipment with the beverage products listed in Appendix V does not affect the ability of the Bottler to perform under the Agreement.

13. (a) The Bottler shall not, without the prior written consent of the Company, prepare, sell or distribute or cause the sale or distribution in any manner whatsoever of any of the Beverages outside the Territory.

(b) In the event any of the Beverages prepared, packaged, distributed or sold by the Bottler are found in the territory of another authorized bottler of the products of the company (hereinafter referred to as the “Injured Bottler”) then in addition to all other remedies available to the Company:

(1) the Company may in its sole discretion cancel forthwith the Bottler’s authorization for the Authorized Container(s) of the type which were found in the Injured Bottler’s territory;

(2) the Company may charge the Bottler an amount of compensation for the Beverages found in the Injured Bottler’s territory to include all lost profits, expenses, and other costs incurred by the Company and the Injured Bottler; and

(3) the Company may purchase any of the Beverages prepared, packaged, distributed or sold by the Bottler which are found in the Injured Bottler’s territory, and the Bottler shall, in addition to any other obligation it may have under this Agreement, reimburse the Company for the Company’s cost of purchasing, transporting, and/or destroying such Beverages.

(c) In the event that Beverages prepared, packaged, distributed or sold by the Bottler are found in the territory of an Injured Bottler, the Bottler shall make available to representatives of the Company all sales agreements and other records relating to such Beverages and assist the Company in all investigations relating to the sale and distribution of such Beverages outside the Territory.

(d) The Bottler shall immediately inform the Company if at any time any solicitation or offer to purchase Beverages is made to the Bottler by a third party which the Bottler knows or has reason to believe or suspect would result in the Beverages being marketed, sold, resold, distributed or redistributed outside the Territory in breach of this Agreement

IV. OBLIGATIONS OF THE BOTTLER RELATIVE TO THE TRADE MARKS

14. The Bottler shall at all times recognize the validity of the Trade Marks and the ownership thereof by the Company and will not at any time put in issue the validity or ownership of the Trade Marks.

15. Nothing herein shall give the Bottler any interest or right in the Trade Marks or the goodwill attaching thereto or in any label, design, container or other visual representations thereof or used in connection therewith, and the Bottler acknowledges and agrees that all rights and interest created through such usage of the Trade Marks, labels, designs, containers or other visual representations shall inure to the benefit and be the property of the Company. It is agreed and understood by the parties that there is extended to the Bottler under this Agreement a mere temporary permission, uncoupled with any right or interest, and without payment of any fee or royalty charge, to use said Trade Marks, labels, designs, containers or other visual representations thereof, only in connection with the preparation, packaging, distribution and sale of the Beverages in Authorized Containers, said use to be in such manner and with the result that all goodwill relating to the same shall accrue to the Company as the source and origin of such Beverages, and the Company shall be absolutely entitled to determine in every instance the manner of presentation and such other steps necessary or desirable to secure compliance with this Clause 15.

16. The Bottler shall not adopt or use any name, corporate name, trading name, title of establishment or other commercial designation which includes the words “Coca-Cola”, “Coca”, “Cola”, “Coke”, or any of them or any name that is confusingly similar to any of them or any graphic or visual representation of the Trade Marks or any other trade mark or industrial property owned by the Company, without the prior written consent of the Company.

17. The Bottler covenants and agrees with the Company during the term of this Agreement and in accordance with applicable laws:

(a) Not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any other beverage products other than those prepared, packaged, distributed or sold by the Bottler under authority of the Company as shown in Appendix V. Any changes or additions to Appendix V must be expressly approved in writing by the Company.

(b) Not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any other concentrate, beverage base, syrup, or beverage which is likely to be confused with or passed off for any of the Beverage Bases, Syrups or Beverages;

(c) Not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any other beverage product under any trade dress or in any container that is an imitation of a trade dress or container in which the Company claims a proprietary interest or which is likely to be confused or cause confusion or be perceived by consumers as confusingly similar to or be passed off as such trade dress or container;

(d) Not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any product under any trade mark or other designation that is an imitation, copy, infringement of, or confusingly similar to, any of the Trade Marks; and

(e) During the term of this Agreement and for a period of two (2) years thereafter, and in recognition of the valuable rights granted by the Company to the Bottler pursuant to this Agreement, not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any beverage put out under the name “Cola” (whether alone or in conjunction with any other word or words) or any phonetic rendering of such word.

The covenants herein contained apply not only to the operations with which the Bottler may be directly concerned, but also to activities with which the Bottler may be indirectly concerned through ownership, control, management, partnership, contract, agreement or otherwise, and whether located within or outside of the Territory. The Bottler covenants not to acquire or hold, directly or indirectly, any ownership interest in, or enter into any contract or arrangement with respect to the management or control of any person or legal entity, within or outside of the Territory, that engages in any of the activities prohibited under this Clause.

18. This Agreement reflects the mutual interest of both parties and in the event that either:

(a) a third party which is, in the opinion of the Company, directly or indirectly through ownership, control, management or otherwise, concerned with the manufacture, preparation, packaging, distribution or sale of any product specified in Clause 17 hereof, shall acquire or otherwise obtain control or any direct or indirect influence on the management of the Bottler; or

(b) any real or legal person having majority ownership or direct or indirect control of the Bottler or who is directly or indirectly controlled either by the Bottler or by any third party which has control or any direct or indirect influence, in the opinion of the Company, on the management of the Bottler, shall engage in the preparation, packaging, distribution or sale of any products specified in Clause 17 hereof; then the Company shall have the right to immediately terminate this Agreement forthwith unless the third party making such acquisition as specified in subclause (a) hereof or the person, entity, firm or company referred to in subclause (b) hereof shall, on being notified in writing by the Company of its intention to terminate as aforesaid, agree to discontinue, and shall in fact discontinue, the manufacture, preparation, packaging, distribution or sale of such products within a reasonable period not exceeding six (6) months from the date of notification.

19. (a) If the Company, for the purposes of this Agreement, should require that, in accordance with applicable laws governing the registration and licensing of industrial property, the Bottler be recorded as a registered user or licensee of the Trade Marks then, at the request of the Company, the Bottler will execute any and all agreements and such other documents as may be necessary for the purpose of entering, varying or canceling the recordation.

(b) Should the public authority having jurisdiction refuse any application of the Company and the Bottler for recordation of the Bottler as registered user or licensee of any of the Trade Marks in respect of any of the Beverages prepared and packaged by the Bottler under this Agreement, then the Company shall have the right to terminate this Agreement or cancel the authorization in respect of such Beverages forthwith.

V. OBLIGATIONS OF THE BOTTLER RELATIVE TO THE PREPARATION AND PACKAGING OF THE BEVERAGES

20. (a) The Bottler covenants and agrees with the Company to use, in preparing the Syrups for each of the Beverages, only the Beverage Bases purchased from the Company or Authorized Suppliers and to use the Syrups only for the preparation and packaging of the Beverages in strict adherence to and compliance with the instructions issued to the Bottler from time to time by the Company in writing. The Bottler further covenants and agrees with the Company that in preparing, packaging, and distributing the Beverages the Bottler shall at all times conform to the manufacturing standards, hygienic and otherwise, established from time to time by the Company and comply with all legal requirements, and the Bottler shall permit the Company, its officers, agents and designees at all times to enter and inspect the plant, facilities, equipment and methods used by the Bottler in the preparation, packaging, storage and handling of the Beverages to ascertain whether the Bottler is complying with the terms of this Agreement.

(b) The Bottler, recognizing the importance of identifying the source of manufacture of the Beverages in the market, agrees to use identification codes on all packaging materials for the Beverages, including Authorized Containers and non-returnable cases. The Bottler further agrees to install, maintain and use the necessary machinery and equipment required for the application of such identification codes. The Company shall provide the Bottler from time to time with necessary instructions in writing regarding the forms of the identification codes to be used by the Bottler and the production and sales records to be maintained by the Bottler.

(c) In the event the Company determines or becomes aware of the existence of any quality or other technical problems relating to any of the Beverages or Authorized Containers in respect of any of the Beverages, the Company may require the Bottler to take all necessary action to withdraw immediately any such Beverages or Authorized Containers from the market. Additionally, the Company may cancel its authorization regarding the Authorized Container(s) that have presented quality or other technical problems, or for other reasons in the interest of the Coca-Cola System in Mexico, thus withdrawing the Authorized Container(s) from Appendix IV of this Agreement. The Company shall notify the Bottler by telephone, cable, telex, telefax, or any other form of immediate communication of the decision by the Company to require the Bottler to withdraw any such Beverages or Authorized Containers from the market or to cancel any such Authorized Container(s) and the Bottler shall, upon receipt of such notice, immediately cease distribution of such Beverages or such Authorized Container(s) and take such other action as may be required by the Company in connection with the withdrawal of such Beverages from the market or the cancellation of such Authorized Container(s).

(d) In the event the Bottler determines or becomes aware of the existence of quality or other technical problems relating to any of the Beverages or Authorized Containers in respect of any of the Beverages, then the Bottler shall immediately notify the Company by telephone, cable, telex, telefax, or any other form of immediate communication. This notification shall include: (1) identity and quantities of the Beverages involved, including the Authorized Containers, (2) coding data, (3) any other relevant data including data that will assist in tracing such Beverages.

21. The Bottler shall submit to the Company, at the Bottler’s expense, samples of the Syrups, of the Beverages, and of materials used in the preparation of the Syrups and the Beverages in accordance with such instructions as may be given in writing from time to time by the Company.

22. (a) In the packaging, distribution and sale of the Beverages, the Bottler shall use only such Authorized Containers, closures, cases, cartons, labels and other packaging materials approved from time to time by the Company, and the Bottler shall purchase such items only from manufacturers who have been authorized by the Company to manufacture the items to be used in connection with the Trade Marks and the Beverages. The Company shall use its best efforts to approve two or more manufacturers of such items, it being understood that said approved manufacturers may be located within or outside of the Territory.

(b) The Bottler shall inspect such Authorized Containers, closures, cases, cartons, labels and other packaging materials and shall use only those items which comply with the standards established by applicable laws in the Territory in addition to the standards and specifications prescribed by the Company. The Bottler shall assume independent responsibility in connection with the use of such Authorized Containers, closures, cases, cartons, labels and other packaging materials which conform to such standards.

(c) The Bottler shall maintain at all times a sufficient stock of Authorized Containers, closures, labels, cases, cartons and other packaging materials to satisfy fully the demand for each of the Beverages in the Territory.

23. (a) The Bottler recognizes that increases in the demand for the Beverages, as well as changes in the list of Authorized Containers, may from time to time require modifications or other changes in respect of its existing manufacturing, packaging, delivery, or vending equipment or require the purchase of additional manufacturing, packaging, delivery, or vending equipment. The Bottler agrees, therefore, to make such modifications to existing equipment and to purchase and install such additional equipment as necessary with sufficient lead time to enable the introduction of new Authorized Containers and the preparation and packaging of the Beverages in accordance with the continuing obligations of the Bottler to develop, stimulate and satisfy fully every demand for each of the Beverages in the Territory.

(b) In the event the Bottler uses returnable Authorized Containers in the preparation and packaging of all or any of the Beverages, the Bottler agrees to invest the necessary capital and to appropriate and expend such funds as may be required from time to time to establish and maintain an adequate inventory of returnable Authorized Containers. In order to ensure the continuing quality and appearance of the said inventory of returnable Authorized Containers, the Bottler further agrees to replace all or part of the said inventory of returnable Authorized Containers as may be reasonably necessary and in accordance with the obligations of the Bottler hereunder.

(c) The Bottler agrees not to refill or otherwise reuse any non-returnable Authorized Containers that have been previously used.

24. The Bottler shall be solely responsible in the carrying out of its obligations hereunder for compliance with all regulations and laws applicable in the Territory and shall immediately inform the Company forthwith of any such provision which would prevent or limit in any way the strict compliance by the Bottler with its obligations hereunder.

VI. CONDITIONS OF PURCHASE AND SALE

25. The Bottler shall, in accordance with the provisions of this Agreement, purchase the Beverage Bases required for the preparation and packaging of the Beverages only from the Company or Authorized Suppliers.

26. (a) The Company reserves the right by giving notice to the Bottler to establish in its sole discretion the prices of the Beverage Bases, including the conditions of shipment and payment and the currency or currencies acceptable to the Company and its Authorized Suppliers in payment and to designate one or more Authorized Suppliers, the supply point, and/or alternate supply points for each of the Beverage Bases.

(b) The Company and the Bottler acknowledge and agree that the maximum prices of the Beverages to the retailers should be accessible and competitive, with the purpose of always maintaining an adequate balance among the ratios “volume,” “market share” and “profits,” so as to ensure the long-term continuance of the business.

(c) The Company reserves the right by giving written notice to the Bottler, to change the Authorized Suppliers and to revise from time to time and at any time in its sole discretion the price of any of the Beverage Bases, the conditions of shipment (including the supply point), and the currency or currencies acceptable to the Company or its Authorized Suppliers.

(d) If the Bottler is unwilling to pay the revised price in respect of the Beverage Base for the Beverage “Coca-Cola,” then the Bottler shall so notify the Company in writing within thirty (30) days from receipt of the written notice from the Company revising the aforesaid price. In this event, this Agreement shall terminate automatically three (3) calendar months after receipt of the Bottler’s notification.

(e) Except as provided in subclause (d) hereof in respect of the Beverage Base for the Beverage “Coca-Cola,” if the Bottler is unwilling to pay the revised price in respect of the Beverage Base(s) for any one or more of the other Beverages, then the Bottler shall so notify the Company its writing within thirty (30) days from receipt of the written notice from the Company revising the aforesaid price or prices. In this event, the Company, in its discretion and having regard to the present and prospective circumstances in the market, shall either (i) notify the Bottler in writing that the Agreement shall terminate, in which event this Agreement shall terminate three (3) calendar months after the date of the Company’s notice of termination to the Bottler, or (ii) notify the Bottler in writing that the Bottler’s authorization in respect of that Beverage or those Beverages for which the Bottler is unwilling to pay the revised price is cancelled, such cancellation to be effective three (3) calendar months after the date of the Company’s notice of such cancellation of authorization(s) to the Bottler. In the event of the cancellation of an authorization of a Beverage or Beverages pursuant to this subclause, the provisions of Clause 30 shall apply in respect of that Beverage or those Beverages, and, notwithstanding any other provision of this Agreement, the Company shall have no further obligation to the Bottler in respect of that Beverage or those Beverages for which authorizations have been cancelled, and the Company shall be entitled to prepare, package, distribute or sell, or to grant authorizations to a third party to prepare, package, distribute or sell, that Beverage or those Beverages in the Territory.

(f) Any failure on the part of the Bottler to notify the Company in respect of the revised price of any one or more of the Beverage Bases pursuant to subclauses (d) and (e) hereof shall be deemed to be acceptance by the Bottler of the revised price.

(g) The Bottler undertakes to collect from or charge to retail outlets for each returnable Authorized Container and each returnable case delivered to the said retail outlets, such deposits as the Company may determine from time to time by giving written notice to the Bottler, and to make all reasonably diligent efforts to recover all empty returnable Authorized Containers and cases and, upon recovery, to refund or to credit the deposits for said returnable Authorized Containers and cases returned undamaged and in good condition.

VII. DURATION AND TERMINATION OF AGREEMENT

27. This Agreement shall be effective from June 1, 2005, and the initial ten (10) year term shall expire on May 31, 2015, unless it has been earlier terminated as provided herein.

This Agreement may be extended for successive ten (10) year terms subject to the following conditions and procedures: Eighteen (18) months prior to the expiration of any ten (10) year period, either party may elect for any reason, with or without cause, to give notice to the other of its preliminary intention not to renew this Agreement. Said notice, however, will not be firm until final notice of non-renewal is given six (6) months thereafter by either party. During the six (6) month period between preliminary notice and possible final notice of non-renewal, the parties may reconsider and nonetheless mutually agree in writing to renew the Agreement for a further ten (10) year period. In the event that the decision is not to renew, this Agreement will definitely terminate and expire for any of the parties at the end of any such ten (10) year term.

28. (a) This Agreement may be terminated by the Company or the Bottler forthwith and without liability for damages by written notice given by the party entitled to terminate to the other party:

(1) If the Company, the Authorized Suppliers or the Bottler cannot legally obtain foreign exchange to remit abroad in payment of imports of the Beverage Bases or the ingredients or materials necessary for the manufacture of the Beverage Bases, the Syrups or the Beverages; or

(2) If any part of this Agreement ceases to be in conformity with the laws or regulations applicable in the country in which the Territory is located and, as a result thereof, or as a result of any other laws affecting this Agreement, any one of the material stipulations herein cannot be legally performed or the Syrups cannot be prepared, or the Beverages cannot be prepared or sold in accordance with the instructions issued by the Company pursuant to Clause 20 above, or if any of the Beverage Bases cannot be manufactured or sold in accordance with the Company’s formulae or with the standards prescribed by it.

(b) This Agreement may be terminated forthwith by the Company without liability for damages:

(1) If the Bottler becomes insolvent, or if a petition in bankruptcy is filed against or on behalf of the Bottler which is not stayed or dismissed within one hundred and twenty (120) days, or if the Bottler passes a resolution for winding up, or if a winding up or judicial management order is made against the Bottler, or if a receiver is appointed to manage the business of the Bottler, or if the Bottler enters into any judicial or voluntary scheme of composition with its creditors or concludes any similar arrangements with them or makes an assignment for the benefit of creditors; or

(2) In the event of the Bottler’s dissolution, nationalization or expropriation, or in the event of the confiscation of the production or distribution assets of the Bottler.

29. (a) This Agreement may also be terminated by the Company or the Bottler if the other party fails to observe any one or more of the terms, covenants, or conditions of this Agreement, and fails to remedy such default(s) within sixty (60) days after such party has been given written notice of such default(s).

(b) In addition to all other remedies to which the Company may be entitled hereunder, if at any time the Bottler fails to follow the instructions or to maintain the standards prescribed by the Company or required by applicable laws in the Territory for the preparation of the Syrups or the Beverages, the Company shall have the right to prohibit the production of the Syrups or the Beverages until the default has been corrected to the Company’s satisfaction, and the Company may demand the withdrawal from the trade, at the Bottler’s expense, of any Beverages not in conformity with or not manufactured in conformity with such instructions, standards or requirements, and the Bottler shall promptly comply with such prohibition or demand. During the period of such prohibition of production the Company shall be entitled to suspend deliveries of the Beverage Bases to the Bottler and shall also be entitled to supply, or to cause or permit others to supply, the Beverages in Authorized Containers in the Territory. No prohibition or demand shall be deemed a waiver of the rights of the Company to terminate this Agreement pursuant to this Clause.

30. Upon the expiration or earlier termination of this Agreement or upon cancellation of the authorization for a Beverage(s) and then only in respect of that Beverage(s), as the case may be:

(a) the Bottler shall not thereafter prepare, package, distribute, or sell the Beverages or make any use of the Trade Marks, Authorized Containers, cases, closures, labels, packaging materials or advertising material used or which are intended for use by the Bottler in connection with the preparation, packaging, distribution and sale of the Beverages;

(b) the Bottler shall forthwith eliminate all references to the Company, the Beverages and the Trade Marks from the premises, delivery vehicles, vending and other equipment of the Bottler, and from all business stationery and all written, graphic, electromagnetic, digital or other promotional or advertising materials used or maintained by the Bottler, and the Bottler shall not thereafter hold forth in any manner whatsoever that the Bottler has any connection with the Company, the Beverages or the Trade Marks;

(c) The Bottler shall forthwith deliver to the Company or a third party in accordance with such instructions as the Company shall give, all of the Beverage Bases, Beverages in Authorized Containers, usable Authorized Containers bearing the Trade Marks or any of them, cases, closures, labels, packaging materials and advertising material for the Beverages still in the Bottler’s possession or under its control, and the Company shall, upon delivery thereof pursuant to such instructions, pay to the Bottler a sum equal to the reasonable market value of such supplies or materials, provided that the Company will accept and pay for only such supplies or materials as are in first-class and usable condition; and provided further that all Authorized Containers, closures, labels, packaging materials and advertising materials bearing the name of the Bottler and any such supplies and materials which are unfit for use according to the Company’s standards shall be destroyed by the Bottler without cost to the Company; and provided further that, if this Agreement is terminated in accordance with the provisions of Clauses 18 or 28(a) or as a result of any of the contingencies provided in Clause 35 (including termination by operation of law), or if the Agreement is terminated by the Bottler for any reason other than in accordance with or as a result of the operation of Clauses 26 or 29, or upon the cancellation of the authorization for a Beverage(s) pursuant to Clause 26(e) or Clause 31, the Company shall have the option, but no obligation, to purchase from the Bottler the supplies and materials referred to above; and

(d) all rights and obligations hereunder, whether specifically set out or whether accrued or accruing by use, conduct or otherwise, shall expire, cease and end, excepting all provisions concerning the obligations of the Bottler as set forth in Clauses 13(b)(2) and (b)(3), 14, 15, 16, 17(e), 19(a), 30, 36(a), (b), (c) and (d), and 37, all of which shall continue in full force and effect. Provided always that this provision shall not affect any right the Company may have against the Bottler in respect of any claim for nonpayment of any debt or account owed by the Bottler to the Company or its Authorized Suppliers.

31. In addition to all other remedies of the Company in respect of any breach by the Bottler of the terms, covenants, and conditions of this Agreement and where such breach relates only to the preparation, packaging, distribution and sale by the Bottler of one or more but not all of the Beverages then the Company may elect to cancel the authorizations granted to the Bottler pursuant to this Agreement in respect only of that Beverage or those Beverages. In the event of the cancellation by the Company of authorizations to the Bottler pursuant to this Clause, the provisions of Clause 30 shall apply in respect of that Beverage or those Beverages, and the Company shall have no further obligations to the Bottler in respect of that Beverage or those Beverages in respect of which authorizations have been cancelled, and the Company shall be entitled to prepare, package, distribute or sell, or to grant authorizations to a third party in connection with the preparation, packaging, distribution and sale of that Beverage or those Beverages in the Territory.

VIII. GENERAL PROVISIONS

32. It is recognized and acknowledged between the parties hereto that the Company has a vested and legitimate interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Company’s international bottling, distribution, and sales system. It is further recognized and acknowledged between the parties hereto that this Agreement has been entered into by the Company intuitu personae and in reliance upon the identity, character and integrity of the owners, controlling parties, and managers of the Bottler, and the Bottler warrants having made to the Company prior to the execution hereof a full and complete disclosure of the owners and of any third parties having a right to, or power of, control or management of the Bottler. The Bottler, therefore, covenants and agrees with the Company:

(a) Not to assign, transfer, pledge or in any way encumber this Agreement or any interest herein or rights hereunder, in whole or in part, to any third party or parties, without the prior written consent of the Company;

(b) Not to delegate performance of this Agreement, in whole or in part, to any third party or parties, without the prior written consent of the Company;

(c) To notify the Company promptly in the event of or upon obtaining knowledge of any third party action which may or will result in any change in the ownership or control of the Bottler;

(d) To make available from time to time and at the request of the Company complete records of current ownership of the Bottler and full information concerning any third party or third parties by whom it is controlled directly or indirectly;

(e) To the extent the Bottler has any legal control over changes in the ownership or control of the Bottler, not to initiate or implement, consent to or acquiesce in any such change without the prior written consent of the Company; and

(f) If the Bottler is organized as a partnership, not to change the composition of such partnership by the inclusion of any new partners or the release of existing partners without the prior written consent of the Company.

In addition to the foregoing provisions of this Clause, if a proposed change in ownership or control of the Bottler involves a direct or indirect transfer to or acquisition of ownership or control of the Bottler, in whole or in part, by a person or entity authorized or licensed by the Company to manufacture, sell, distribute or otherwise deal in any beverage products and/or any trademarks of the Company (the “Acquiror Bottler”), the Company may request any and all information it considers relevant from both the Bottler and the Acquiror Bottler in order to make its determination as to whether to consent to such change. In any such circumstances, the parties hereto, recognizing and acknowledging the vested and legitimate interest of the Company in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Company’s international bottling, distribution and sales system, expressly agree that the Company may consider all and any factors, and apply any criteria that it considers relevant in making such determination.

It is further recognized and agreed between the parties hereto that the Company, in its sole discretion, may withhold consent to any proposed change in ownership or other transaction contemplated in this Clause 32, or may consent subject to such conditions as the Company, in its sole discretion, may determine. The parties hereto expressly stipulate and agree that any violation by the Bottler of the foregoing covenants contained in this Clause 32 shall entitle the Company to terminate this Agreement forthwith; and, furthermore, in view of the personal nature of this Agreement, that the Company shall have the right to terminate this Agreement if any other third party or third parties should obtain any direct or indirect interest in the ownership or control of the Bottler, even when the Bottler had no means to prevent such a change, if, in the opinion of the Company, such change either enables such third party or third parties to exercise any influence over the management of the Bottler or materially alters the ability of the Bottler to comply fully with the terms, obligations and conditions of this Agreement.

33. The Bottler shall, prior to the issue, offer, sale, transfer, trade or exchange of any of its shares of stock or other evidence of ownership, its bonds, debentures or other evidence of indebtedness, or the promotion of the sale of the above, or stimulation or solicitation of the purchase or an offer to sell thereof, obtain the written consent of the Company whenever the Bottler uses in this connection the name of the Company or the Trade Marks or any description of the business relationship with the Company in any prospectus, advertisement, or other sales efforts. The Bottler shall not use the name of the Company or the Trade Marks or any description of the business relationship with the Company in any prospectus or advertisement used in connection with the Bottler’s acquisition of any shares or other evidence of ownership in a third party without the Company’s prior written approval.

34. The Company may assign any of it rights and delegate all or any of its duties or obligations under this Agreement to one or more of its subsidiaries or related companies upon written notice to the Bottler; provided, however, that any such delegation shall not relieve the Company from any of its contractual obligations under this Agreement. In addition, the Company in its sole discretion may, through written notice to the Bottler, appoint a third party as it representative to ensure that the Bottler carries out its obligations under this Agreement, with full powers to oversee the Bottler’s performance and to require from the Bottler its compliance with all the terms and conditions of this Agreement. The Company may change or retract such appointment at any time by written notice sent to the Bottler.

35. Neither the Company nor the Bottler shall be liable for failure to perform any of their obligations hereunder when such failure is caused by or results from:

(a) Strike, blacklisting, boycott or sanctions, however incurred;

(b) Act of God, force majeure, public enemies, authority of law and/or legislative or administrative measures (including the withdrawal of any government authorization required by any of the parties to carry out the terms of this Agreement), embargo, quarantine, riot, insurrection, a declared or undeclared war, state of war or belligerency or hazard or danger incident thereto; or

(c) Any other cause whatsoever beyond their control.

In the event of the Bottler being unable to perform its obligations as a consequence of any of the contingencies set forth in this Clause, and for the duration of such inability, the Company and Authorized Suppliers shall be relieved of their obligations under Clauses 4 and 5; and provided that, if any such failure by either party shall persist for a period of six (6) months or more, either of the parties hereto may terminate this Agreement.

36. (a) The Company reserves the sole and exclusive right to institute any civil, administrative or criminal proceedings or action, and generally to take or seek any available legal remedy it deems desirable, for the protection of its reputation and industrial property rights as well as for the protection of the Beverage Bases, the Syrups and the Beverages and to defend any action affecting these matters. At the request of the Company, the Bottler will render assistance in any such action. The Bottler shall not have any claim against the Company as a result of such proceedings or action or for any failure to institute or defend such proceedings or action. The Bottler shall promptly notify the Company of any litigation or proceedings instituted or threatened affecting these matters. The Bottler shall not institute any legal or administrative proceedings against any third party which may affect the interests of the Company without the prior written consent of the Company.

(b) The Company has the sole and exclusive right and responsibility to initiate and defend all proceedings and actions relating to the Trade Marks. The Company may initiate or defend any such proceedings or actions in its own name or require the Bottler to institute or defend such proceedings or actions either in its own name or in the joint names of the Bottler and the Company.

(c) The Bottler agrees to consult with the Company on all product liability claims, proceedings or actions brought against the Bottler in connection with the Beverages or Authorized Containers and to take such action with respect to the defense of any such claim or lawsuit as the Company may reasonably request in order to protect the interest of the Company in the Beverages, the Authorized Containers or the goodwill associated with the Trade Marks.

(d) The Bottler shall indemnify and hold harmless the Company, its affiliates, and their respective officers, directors and employees from and against all cost, expenses, damages, claims, obligations and liabilities whatsoever arising from fact or circumstances not attributable to the Company including, but not limited to, all cost and expenses incurred in settling or compromising any of the same arising out of the preparation, packaging, distribution, sale or promotion of the Beverages by the Bottler, including, but not limited to, all costs arising out of the act or default, whether negligent or not, of the Bottler, the Bottler’s distributors, suppliers and wholesalers.

(e) The Bottler shall obtain and maintain a policy of insurance with insurance carriers satisfactory to the Company giving full and comprehensive coverage both as to amount and risks covered in respect of matters referred to in subclause (d) above (including the indemnity contained therein) and shall on request produce evidence satisfactory to the Company of the existence of such insurance. Compliance with this Clause 36(e) shall not limit or relieve the Bottler from its obligations under Clause 36(d) hereof.

37. The Bottler covenants and agrees with the Company:

(a) that it will make no representations or disclosures to public or government authorities or to any other third party relating to the Beverage Bases, the Syrups or the Beverages without the prior written consent of the Company;

(b) that it will at all times, both during the continuance and after termination of this Agreement, keep strictly confidential all secret and confidential information including, without limiting the generality of the foregoing, mixing instructions and techniques, sales, marketing and distribution information, projects and plans relating to the subject matter of this Agreement which the Bottler may receive from the Company or in any other manner and to ensure that such information shall be made known on a need-to-know basis only to those officers, directors and employees bound by reasonable provisions incorporating the nondisclosure and secrecy obligations set out in this Clause 37;

(c) that upon the expiration or earlier termination of this Agreement the Bottler will make necessary arrangements to deliver to the Company in accordance with instructions as may be given by the Company, all written, graphic, electromagnetic, computerized, digital, or other materials comprising or containing any information subject to the obligation of confidence hereunder.

38. In the event of any provisions of this Agreement being or becoming legally ineffective or invalid, the validity or effect of the remaining provisions of this Agreement shall not be affected; provided that the invalidity or ineffectiveness of the said provisions shall not prevent or unduly hamper performance hereunder or prejudice the ownership or validity of the Trade Marks. The right to terminate in accordance with Clause 28(a)(2) is not affected hereby.

39. (a) In regards to all matters herein, this Contact constitutes the only agreement between the Company and the Bottler. All prior agreement of any kind whatsoever between these parties relating to the subject matter hereof being cancelled hereby save to the extent that the same may comprise agreements and other documents within the provisions of Clause 19 hereof; provided, however, that any written representations made by the Bottler upon which the Company relied in entering into this Agreement shall remain binding upon the Bottler.

(b) Any waiver or modification of, or alteration or addition to, this Agreement or any of it provisions, shall not be binding upon the Company or the Bottler unless the same shall be executed respectively by duly authorized representatives of the Company and the Bottler.

(c) All written notices given pursuant to this Agreement shall be by cable telegram, telex, hand delivery or registered mail and shall be deemed to be given on the date such notice is dispatched, such registered letter is mailed, or such hand delivery is effected. Such written notices shall be addressed to the last known address of the party concerned. Any change of address by either of the parties hereto shall be promptly notified in writing to the other party.

40. Failure of the Company to exercise promptly any right herein granted, or to require strict performance of any obligation undertaken herein by the Bottler, shall not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all obligations herein undertaken by the Bottler.

41. The Bottler is an independent contractor and not the agent of the Company. The Bottler agrees that it will not represent that it is an agent of the Company nor hold itself out as such.

42. The headings herein are solely for the convenience of the parties and shall not affect the interpretation of this Agreement.

43. (a) Any dispute, controversy or claim arising out of or relating to this agreement or the breach thereof, either directly or indirectly, shall be finally decided by arbitration. The arbitration shall be in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”), existing at the date thereof.

(b) There shall be three arbitrators, one arbitrator being selected by each of the parties and the third arbitrator being selected by the two arbitrators so selected by said parties. If a third party fails to nominate an arbitrator within thirty (30) days from the date of notification made to it of the other party’s request for arbitration, or if the two arbitrators fail, within thirty (30) days from the date of their appointment, to reach an agreement on the third arbitrator, then the Court of Arbitration of the ICC shall appoint the arbitrator that was not nominated by the failing party, or shall appoint the third arbitrator, as the case may be, in accordance with said Rules.

(c) The place of arbitration shall be New York, New York, United States of America.

(d) The substantive national laws applicable to the arbitration shall be those of the The Mexican United States.

(e) The procedural law of the forum for the arbitration will be applied in all which is not provided for in the Rules.

(f) The language of the arbitration proceedings shall be English.

(g) The award issued under this Clause shall be final for the parties.

(h) In the event the losing party does not voluntarily comply with the award within the next thirty (30) days following the date on which notice of such award is served, the other party may apply for its enforcement before any court of competent jurisdiction.

44. The Appendices and Annexes which are attached hereto shall, for all purposes, be deemed and by this reference are made a part of this Agreement and shall be executed respectively by duly authorized representatives of the Company and the Bottler.

IN WITNESS WHEREOF, the Company at Atlanta, Georgia, U.S.A. and the Bottler at Mexico D.F., Mexico have caused these presents to be executed in triplicate by the duly authorized person or persons on their behalf on the dates indicated below.

PANAMCO BAJIO S.A. DE C.V.		THE COCA-COLA COMPANY
By:	/s/	By:	/s/

	Authorized Representative		Authorized Representative

APPENDIX I

BEVERAGES

Location: Panamco Bajio Territory
Date: June 1, 2005

For purposes of the Bottler’s Agreement entered into between The Coca-Cola Company and the undersigned Bottler, effective as of June 1, 2005, the Beverages referred to in recital paragraph A thereof are:

Coca-Cola	Sprite	Delaware Punch
Coca-Cola light	Sprite 0	Senzao
Coca-Cola Citra	Fresca	Beat
Coca-Cola light Citra	Powerade
Fanta	Lift

The description of the Beverages in this Appendix I supersedes all prior descriptions and Appendices relating to the Beverages for purposes of recital paragraph A of the said Bottler’s Agreement.

__________________________________________________

PANAMCO BAJIO S.A. DE C.V.		THE COCA-COLA COMPANY
By:	/s/	By:	/s/

	Authorized Representative		Authorized Representative

APPENDIX II

TRADEMARKS

Location: Panamco Bajio Territory
Date: June 1, 2005

For purposes of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the undersigned Bottler, effective as of June 1, 2005, the Trade Marks of the Company referred to in recital paragraph B thereof are:

Registered Trademarks

COCA-COLA	FRESCA	SENZAO
COCA-COLA CITRA	POWERADE	BEAT
FANTA	LIFT
SPRITE	DELAWARE PUNCH

Including all transliterations, solicitations, registrations and copyrights of the commercial presentations related to this brand.

The description of the Trade Marks in this Appendix II supersedes all prior descriptions and Appendices relating to the Trade Marks for purposes of recital paragraph B of the said Bottler’s Agreement.

__________________________________________________

PANAMCO BAJIO S.A. DE C.V.		THE COCA-COLA COMPANY
By:	/s/	By:	/s/

	Authorized Representative		Authorized Representative

APPENDIX III

TERRITORY

Location: Panamco Bajio Territory
Date: June 1, 2005

For purposes of the Bottler’s Agreement entered into between The Coca-Cola Company and the undersigned Bottler, effective as of June 1, 2005, the Territory referred to in Clause 1 of said Agreement is comprised of:

1. In the Republic of Mexico, in the States of GUANAJUATO, Mexico, the city of CELAYA and the surrounding area, contained within an imaginary line that begins in SAN DIEGO DE LA UNION; following southeast through ESTACADA, to a point on the frontier between the States of GUANAJUATO and QUERETARO due west to SANTA ROSA, QUERETARO, from there southeast, following the mentioned frontier to SAN VICENTE; continuing southwest to TARIMORO; then southeast through ENCARNACION and PASO DE OVEJAS to a point on the frontier of the States of GUANAJUATO and MICHOACAN; following the mentioned frontier westward to a point due south of Comal; from there, north through COMAL to SANTIAGO MARAVATIO; from there, north to OJO ZARCO; continuing northwest to SARABIA; from there, due northeast to JUVENTINO ROSAS; from there, north through SAN DAMIAN, to PENA (Train Station); from there, northeast returning to the point of initiation in SAN DIEGO DE LA UNION.

All the towns, villages and populations mentioned in the above description, form part of the Territory.

2. In the Republic of Mexico, in the State of Michoacan, the city of MORELIA and the surrounding area, contained within an imaginary line that begins in PANINDICUARO; from there, north to AGUA CALIENTE, on the frontier between the States of Michoacan and Guanajuato; from there, due east, following said frontier to a point due east of PASO DE OVEJAS; from there, southeast to BUENAVISTA; from there, southeast through SAN FRANCISCO to REYES; from there, southeast to a point on the frontier between the States of Michoacan and Mexico, directly east of APORO; from there, south, following said frontier to TINGANBATO; from there, due southwest to LAS ANONAS; from there, towards the southwest through NESTENAS to MELONAR; from there, due west through JAZMIN to LAS BALSAS; from there, north to HUACANA; from there, northeast to NUEVO HURECHO; from there, towards the northeast to ZIRACUARETIRO; from there, due north, returning to the point of initiation in PANINDICUARO.

All the towns, villages and populations mentioned in the above description form part of the territory, except HUACANA, NUEVO HURECHO and LAS ANONAS.

All the towns mentioned above are in the State of Michoacan with the exception of PASO DE OVEJAS, which is in the State of Guanajuato, and MELONAR and JAZMIN, which are in the State of Guerrero.

3. In the Republic of Mexico, in the States of Guanajuato and Jalisco, the city of Leon and the surrounding area, contained within an imaginary line that begins in LA CANADA; from there, due northeast to CUARENTA (approximately 22 Kms. Northeast of Lagos de Moreno), from there north to LAGUNITA; from there, southeast through GACHUPINES to LA ESTANCIA; from there, south through PENA (Train Station) to SAN DAMIAN; from there, southwest to JAIRIPITIO; from there, continuing southwest to GALVANES; from there, northwest following the frontier between the States of Guanajuato and Jalisco to a point due west of MANUEL DOBLADO; from there, northwest, returning to the point of initiation in LA CANADA.

All the towns, villages and populations mentioned in the above description, form part of the Territory, except PENA (Train Station), SAN DAMIAN and JARIPITIO, and all are in the State of Guanajuato, except LA CANADA, CUARENTA, LAGOS DE MORENO, LAGUNITA, GACHUPINES and GALVANES, which are in the State of Jalisco.

4. In the Republic of Mexico, in the State of GUANAJUATO, the City of IRAPUATO and the surrounding area, contained within an imaginary line that begins in JARIPITIO, from there northeast to SAN DAMIAN; continuing south to JUVENTINO ROSAS; from there, southwest to SARABIA; follows southeast to OJO ZARCO; from there, south to MARAVATIO, following southwestward through COMAL to the frontier between the States of GUANAJUATO and MICHOACAN; continuing westward along the mentioned frontier through LA PIEDAD to a point where the mentioned frontier merges with the frontier between the States of JALISCO and GUANAJUATO; from there, due northeast, following the last mentioned frontier to GALVANES; and from there northeast, returning to the point of initiation in JARIPITIO.

The town of JARIPITIO is included in and forms a part of the territory; the remaining towns mentioned above, which form the frontier territory, are specifically excluded.

5. In the Republic of Mexico, in the States of MICHOACAN and JALISCO, the city of ZAMORA and the surrounding area, contained within an imaginary line beginning at the northernmost point of ROBLE; from there, due southeast to DEGOLLADO, from there south to a point on the frontier between the States of MICHOACAN and JALISCO, directly north of MIRANDILLAS; from there, towards the east following the frontier to AGUA CALIENTE; from there, south to PANINDICUARO; from there, south to ZIRACUARETIRO; from there, southwest to TARETAN; from there, west through TANCITARO to JILOTLAN DE LOS DOLORES (Jalisco); from there, north to VALLE DE JUAREZ; from there, southwest to MAZAMITLA; from there, north to TIZAPAN; from there, east to MALTARANA; from there, due northeast through EL CARMEN and SANTA RITA, returning to the point of initiation in ROBLE.

All the towns, villages and populations mentioned in the above Territory, except PANINDICUARO, ZIRACUARETIRO, JILOTLAN DE LOS DOLORES and AGUA CALIENTE, form part of the Territory and are all in the State of MICHOACAN, except MAZAMITLA, TIZAPAN, MALTARANA, EL CARMEN, SANTA RITA, ROBLE, DEGOLLADO and JILOTLAN DE LOS DOLORES, which are in the State of JALISCO.

6. In the Republic of Mexico, in the States of Michoacan and Jalisco, the City of APATZINGAN and the surrounding area, contained within an imaginary line beginning in TANCITARO; from there, towards the northeast to TARETAN, from there towards the southwest through NUEVO HURECHO to HUACANA; from there, towards the south to LAS BALSAS; from there, towards the southwest through CANAS and ARTEAGA to LA PICHA; from there, towards the northwest through PAROTA and COALCOMAN to COPORO; from there, towards the northeast to JILOTLAN DE LOS DOLORES; from there, towards the east to the point of initiation in TANCITARO.

The populations mentioned in this description form part of the Territory, with the exception of LAS BALSAS, CANAS, ARTEAGA, LA PICHA and PAROTA.

7. In the Republic of Mexico, in the States of Michoacan and Guerrero, the City of Lazaro Cardenas and the surrounding area, contained within an imaginary line beginning in ARTEAGA; from there, towards the northeast through CANAS to LAS BALSAS; from there, towards the southeast to COAHUAYUTLA; from there, towards the southwest to EL POCHOTE; from there, towards the southeast to ZANJA; from there, towards the northwest following the Pacific Ocean coast to PUNTA LIZARDO; from there, towards the northwest to PAROTA; from there, towards the southeast to LA PICHA; from there, towards the northeast to the point of initiation in ARTEAGA.

The populations mentioned in this description form part of the territory, except EL POCHOTE.

8. In the State of Jalisco, the area contained within an imaginary line beginning in LA ISLA; from there, east to ROBLE; from there, due southwest through STA. RITA and EL CARMEN to MALTARANA; from there, towards the northeast to SAN RAMON and SAN JOSE CASAS CAIDAS, returning to the point of initiation in LA ISLA.

All the towns, villages and populations mentioned in the above description form part of the territory, except ROBLE, MALTARANA, STA. RITA, EL CARMEN and LA ISLA.

The description of the Territory in this Appendix III supersedes all prior descriptions and Appendices relating to the Territory for purposes of Clause 1 of said Bottler’s Agreement.

__________________________________________________

PANAMCO BAJIO S.A. DE C.V.		THE COCA-COLA COMPANY
By:	/s/	By:	/s/

	Authorized Representative		Authorized Representative

APPENDIX IV

AUTHORIZED CONTAINERS

Location: Panamco Bajio Territory
Date: June 1, 2005

Pursuant to the provisions of Clause 2 of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the undersigned Bottler, effective as of June 1, 2005, the Company authorizes the Bottler to prepare, distribute and sell the Beverages in the following containers, which for the purposes of the said Bottler’s Agreement shall be deemed “Authorized Containers.”

Returnable Glass Bottles

Coca-Cola	192, 355, 473, 500, 769, 1000, 1250
ml.
Coca-Cola Light	192, 237 ml
Fanta	192, 355, 500 ml.
Sprite	355, 500 ml.
Fresca	355, 500 ml.
Lift	355, 500 ml.
Delaware Punch	355, 500 ml.
Senzao	500 ml.

Non-returnable Glass Bottles
Coca-Cola	237, 355, 500 ml
Coca-Cola Light	237, 355, 500 ml
Fanta	355, 500 ml
Sprite	500 ml
Fresca	500 ml
Lift	500 ml
Delaware Punch	500 ml

Returnable PET Bottles
Coca-Cola	1500, 2000, 2500 ml
Fanta	1500, 2000 ml
Sprite	1500 ml
Fresca	1500 ml
Lift	1500 ml

Non-returnable PET Bottles
Coca-Cola	450, 500, 600, 710, 1000, 1500, 2000,
2500 ml
Coca-Cola Light	500, 600, 1000, 2000 ml
Coca-Cola Citra	600, 1000 ml

Coca-Cola Light Citra	600, 1000 ml
Fanta	250, 500, 600, 710, 1000, 1500, 2000, 2500 ml
Sprite	500, 600, 710, 1000, 1500, 2000, 2500 ml
Sprite 0	600, 1000, 2000 ml
Fresca	500, 600, 710, 1000, 1500, 2000, 2500 ml
Lift	250, 500, 600, 710, 1000, 1500, 2000,
2500 ml
Delaware Punch	250, 500, 600, 1000, 1500, 2000 ml
Senzao	600, 1000, 2000 ml
Powerade	591, 600 ml
Beat	600 ml

Tetra-Brick Packaging
Delaware Punch	250 ml

Cans
Coca-Cola	237, 355 ml.
Coca-Cola Light	355 ml.
Coca-Cola Citra	237, 355 ml.
Coca-Cola Light Citra	355 ml.
Fanta	237, 355 ml.
Sprite	355 ml.
Fresca	355 ml.
Lift	355 ml.
Delaware Punch	355 ml.

This authorization supersedes any prior authorizations entered into between the Company and the Bottler in connection with the subject matter of this Appendix IV.

_______________________________________________________________

PANAMCO BAJIO S.A. DE C.V.		THE COCA-COLA COMPANY
By:	/s/	By:	/s/

	Authorized Representative		Authorized Representative

APPENDIX V

BOTTLER’S BEVERAGE PRODUCTS

Location: Panamco Bajio Territory
Date: June 1, 2005

Pursuant to the provisions of Clause 17(a) of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the undersigned Bottler, effective as of June 1, 2005, the Bottler may manufacture, prepare, package, distribute and sell the following Bottler’s Beverage Products, in the following flavors:

Bottler’s Beverage Products

PREMIO
RISCO
TOPOCHICO
AGUA MINERAL DE LOURDES
KELOCO

The description of the Bottler’s Beverage Products in this Appendix V supersedes all prior descriptions and Appendices relating to the Bottler’s Beverage Products for purposes of Clause 17(a) of said Bottler’s Agreement.

_______________________________________________________________

PANAMCO BAJIO S.A. DE C.V.		THE COCA-COLA COMPANY
By:	/s/	By:	/s/

	Authorized Representative		Authorized Representative

ANNEX A

AUTHORIZATION IN RESPECT OF SYRUPS
FOR POST-MIX BEVERAGES

Location: Panamco Bajio Territory
Date: June 1, 2005

Pursuant to the provisions of Clause 3 of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the undersigned Bottler, effective as of June 1, 2005, the Company hereby grants a non-exclusive authorization to the Bottler to prepare, package, distribute and sell syrups for the following Beverages:

Coca-Cola
Coca-Cola Light
Fanta
Sprite
Fresca
Lift

(the aforementioned syrups shall hereinafter be referred to in this Annex A as “Post-Mix Syrups”) to retail dealers in the Territory for use in dispensing the Beverages through Post-Mix Dispensers in or adjoining the establishments of retail outlets and also to operate Post-Mix Dispensers and sell the Beverages dispensed therefrom directly to consumers subject to the following conditions:

1. The Bottler shall not sell Post-Mix Syrups to a retail outlet in the Territory for use in any Post-Mix Dispenser, or operate any Post-Mix Dispenser unless:

(a) there is available an adequate source of safe, potable water:

(b) all Post-Mix Dispensers are of a type approved by the Company and conform in all respects to the hygienic and other standards which the Company shall issue in writing to the Bottler in connection with the preparation, packaging and sale of the Post-Mix Syrups; and

(c) the Beverages dispensed through the Post-Mix Dispensers are in strict adherence to and compliance with the instructions for the preparation of the Beverages from Post-Mix Syrups, as issued in writing to the Bottler from time to time by the Company.

2. The Bottler shall take samples of the Beverages dispensed through the Post-Mix

Dispensers operated by retail outlets to whom the Bottler has supplied the Post-Mix Syrups or which are operated by the Bottler, in accordance with such instructions and at such intervals as may be notified by the Company in writing and shall submit said samples at the Bottler’s expense to the Company for inspection.

3. The Bottler shall, on its own initiative and responsibility, discontinue immediately the sale of Post-Mix Syrups to any retail outlet that fails to comply with the standards prescribed by the Company.

4. The Bottler shall discontinue the sale of Post-Mix Syrups to any retail outlet when notified by the Company that any of the Beverages dispensed through a Post-Mix Dispenser located in or adjoining the establishment of the retail outlet do not comply with the standards prescribed by the Company for the Beverages or that the Post-Mix Dispenser is not of a type approved by the Company.

5. The Bottler agrees:

(a) to sell and distribute the Post-Mix Syrups only in containers of a type approved by the Company and to use on said containers only the labels which have been approved by the Company; and

(b) to exert every influence to persuade retail outlets to use a standard glass, paper cup or other container, approved by the Company and with markings and graphic designs approved by the Company, to the end that the Beverages served to the customer will be appropriately identified and will be served in an attractive and sanitary container.

Except as modified in this Annex, all of the terms, covenants and conditions contained in the said Bottler’s Agreement shall apply to this supplemental authorization to the Bottler to prepare, package, distribute and sell the Post-Mix Syrups and, in this regard, it is expressly agreed between the parties hereto that the terms, conditions, duties and obligations of the Bottler, as set forth in the said Bottler’s Agreement, shall be incorporated herein by reference and, unless the context otherwise indicates or requires, any reference in the said Bottler’s Agreement, to the term “Beverages” shall be deemed to refer to the term “Post-Mix Syrups” for the purpose of this supplemental authorization to the Bottler.

This authorization shall automatically terminate upon the expiration or earlier termination of said Bottler’s Agreement.

This authorization supersedes any authorizations entered into between the Company and the Bottler in connection with the subject matter of this Annex A.

_______________________________________________________________

PANAMCO BAJIO S.A. DE C.V.		THE COCA-COLA COMPANY
By:	/s/	By:	/s/

	Authorized Representative		Authorized Representative

ANNEX G

SUPPLEMENTAL AUTHORIZATION FOR DISTRIBUTION

Location: Panamco Bajio Territory
Date: June 1, 2005

Pursuant to the provisions of Clause 3 of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the undersigned Bottler, effective as of June 1, 2005, the Company hereby grants a supplemental exclusive authorization to purchase from the Company or its designee the Beverages in the following containers (hereinafter the “Authorized Containers”) and to sell and distribute the Beverages throughout the Territory:

Coca-Cola	Cans	237, 355 ml.
Coca-Cola Light	Cans	355 ml.
Coca-Cola Citra	Cans	237, 355 ml.
Coca-Cola Light Citra	Cans	355 ml.
Fanta	Cans	237, 355 ml.
Sprite	Cans	355 ml.
Fresca	Cans	355 ml.
Lift	Cans	355 ml.
Delaware Punch	Cans	355 ml.

subject to the following conditions:

(a) This authorization shall terminate automatically upon the expiration or earlier termination of the said Bottler’s Agreement.

(b) Upon the termination or cancellation of this authorization, the Bottler shall immediately discontinue such sale and/or distribution of the Beverages in the Authorized Containers in the Territory.

(c) The stipulations, covenants, agreements, terms, conditions and provisions of the Bottler’s Agreement shall apply to and be effective for this supplemental authorization.

This authorization supersedes any prior authorizations entered into between the Company and the Bottler in connection with the subject matter of this Annex G.

_______________________________________________________________

PANAMCO BAJIO S.A. DE C.V.		THE COCA-COLA COMPANY
By:	/s/	By:	/s/

	Authorized Representative		Authorized Representative

(The Coca-Cola Company – logo)
COCA-COLA PLAZA
ATLANTA, GEORGIA

ADDRESS REPLY TO
P.O. DRAWER 1734
ATLANTA, GA 30301
404 676-2121

Atlanta, Ga., June 1, 2005

PANAMCO BAJIO, S.A. DE C.V.
Guillermo Gonzalez Camarena No. 600,
Col. Centro de Ciudad Santa Fe
01210 Mexico, D.F.

Re: Bottler’s Agreement

Dear Sirs:

We refer to the Bottler’s Agreement of Coca-Cola and other products of The Coca-Cola Company, (hereinafter referred to as the COMPANY), executed on this same date between the COMPANY and Panamco Bajio, S.A. de C.V. (hereinafter referred to as the BOTTLER), effective as of June 1, 2005, (from here onwards designated as the AGREEMENT), for a Territory in the United Mexican States, described in the AGREEMENT, (from here onwards described as the TERRITORY).

As you well know, the basis of our long and valuable business relationship has always been and shall continue to be under the shelter of the Bottler’s Agreement, mutual trust, good faith and the highest ethical standards of business.

The objective of this letter is to clarify the scope of certain clauses of the referenced agreement:

1. Clause 1 of the AGREEMENT shall be applied with the understanding that each time the

COMPANY decides to introduce a new product and/or container in the TERRITORY, understanding such products to be refreshing carbonated beverages without juice content, the COMPANY shall inform the BOTTLER in writing of its intention, its program and the conditions for the introduction of said new product and/or container in the TERRITORY. The BOTTLER shall have preferential right to launch said product and/or container in the TERRITORY. The BOTTLER shall exercise that preferential right within the sixty (60) days following the date of receipt of the written communication from the COMPANY, by means of a written response informing the COMPANY of its interest in launching the new product and/or container in the TERRITORY, demonstrating to the COMPANY its technical and financial capacity to carry out said launches, and understanding that it must comply with the COMPANY with the programs for said launches.

2. Clause 9 of the AGREEMENT establishes that a request by the COMPANY to obtain financial and accounting information should be for the sole purpose of verifying compliance with the AGREEMENT. The COMPANY agrees that such a written request shall come from the General Director of the COMPANY’S subsidiary in Mexico.

3. Clause 11 (first paragraph) of the AGREEMENT establishes that the COMPANY has executed or may execute other agreements similar to this AGREEMENT with other parties, outside of the TERRITORY and that the BOTTLER accepts the limitations that such other agreements may reasonably impose on the BOTTLER in the management of its business in accordance with the AGREEMENT. The COMPANY accepts that said limitations shall be exclusively related to the territorial restrictions and limits established in the AGREEMENT.

4. With respect to the adoption of additional measures considered by the COMPANY to be necessary and justified for the purposes of protecting and improving sales and distribution of the Beverages to large and/or special buyers whose range of activities transcend the limits of the TERRITORY of the BOTTLER, (from here onwards KEY ACCOUNTS), in accordance with that established in Clause 11 (second paragraph) of the AGREEMENT, the COMPANY shall only adopt such measures, including the direct supply of Beverages to the KEY ACCOUNTS, if the BOTTLER has failed to adequately supply such KEY ACCOUNTS within the TERRITORY (service frequency, prices, sales conditions, etc.). The COMPANY, before directly attending to a KEY ACCOUNT, must notify the BOTTLER in writing of its decision to carry out said measure, unless the BOTTLER corrects the situation within the 15 (fifteen) days following such notification.

5. In accordance with Clause 12 a) of the AGREEMENT, the BOTTLER agrees to accept and apply the norms adopted and issued from time to time by the COMPANY for the uniform external appearance of the distribution equipment and other equipment and material used by the BOTTLER and by other Coca-Cola Bottlers. It is agreed that the periodic instructions issued by the COMPANY relative to the norms of uniform external appearance shall apply to all the Bottlers in Mexico.

6. Clause 13 part b) of the AGREEMENT shall be applied in accordance with the following stipulations:

i) The COMPANY and the BOTTLER, for the purpose of simplifying the calculation of lost profits by the INJURED BOTTLER as well as the expenses and costs incurred by the COMPANY in the investigation and determination of said lost profits, agree in advance to quantify them in Mexican pesos, equivalent to five (5) U.S. dollars per case found.

A case shall be understood as the number of units in the greater secondary packaging for each product found in the market. It is also understood that the five (5) U.S. dollars charged per case shall be adjusted each year during the life of the AGREEMENT in accordance with the General Product Price Index of the United States of America.

ii) The compensation sum that the COMPANY may charge the TRANSGRESSING BOTTLER shall be given to the INJURED BOTTLER, after deducting 30% to cover costs and expenses incurred during the investigation and determination of the aforementioned lost profits.

iii) If any Beverage distributed by the BOTTLER is found outside the TERRITORY, it shall be considered that the BOTTLER made the sale and distribution of said Beverage outside of the TERRITORY and shall be considered a TRANSGRESSING BOTTLER for these purposes, with the understanding, notwithstanding, that if the INJURED BOTTLER has not adhered strictly to the same standards of responsibility established in Clause 13 b), initial paragraph, with respect to the [invasion] of products, the BOTTLER shall only be deemed as having [sold and distributed] such Beverage if the BOTTLER knew or should have known that the buyer would redistribute the Beverage outside the TERRITORY prior to the last sale.

iv) In the event that the BOTTLER becomes an INJURED BOTTLER, the COMPANY shall apply to its benefit the stipulations of Clause 13 b) 2).

7. The agreements established in Clause 17 of the AGREEMENT shall apply not only to the operations in which the BOTTLER is concerned, but also to those operations in which the BOTTLER may be indirectly related through property, control, administration, business organization, contract, agreements or by any other means and whether such operations took place inside or outside the TERRITORY of the BOTTLER. The COMPANY agrees that the term “or by any other means” indicated in such context, shall refer to situations of similar or equivalent effect.

8. With respect to Clause 17 e) of the AGREEMENT, it is agreed that:

In cases of: (i) termination of the AGREEMENT by the COMPANY as a result of non-compliance of the same by the BOTTLER (JUSTIFIED TERMINATION BY THE COMPANY), (ii) a preliminary decision by the BOTTLER in accordance with Clause 27 of the AGREEMENT, not to renew the duration of the AGREEMENT beyond the next scheduled termination date, given with 18 months prior notice (TERMINATION DECISION BY THE BOTTLER), or (iii) a preliminary decision by the COMPANY, in accordance with Clause 27 of the AGREEMENT not to renew the duration of the same beyond the next scheduled termination date, given with 18 months prior notice (TERMINATION DECISION BY THE COMPANY), the COMPANY shall then have the Preferential Right and the Right of Negotiation on the terms established herein.

For (i) a period beginning as of the TERMINATION DECISION BY THE COMPANY and ending with the revocation of said decision during the term of the AGREEMENT, or upon the expiration of this AGREEMENT, as a consequence of said decision, whichever occurs first, (ii) a period of twenty four (24) months as of any JUSTIFIED TERMINATION BY THE COMPANY, and/or (iii) a period beginning as of the TERMINATION DECISION BY THE BOTTLER and ending as of the revocation of said decision during the term of this AGREEMENT or 24 (twenty four) months as of the expiration of the AGREEMENT as a result of said decision (the period referred to in letters (i), (ii), (iii), as the case may be, shall be known as the TERM), the COMPANY shall have the right of first negotiation for the purchase of any and all the assets and securities of the BOTTLER, that the BOTTLER or any other holder of securities of the BOTTLER that has agreed to obligate itself to this AGREEMENT (each holder, a SHAREHOLDER OF THE BOTTLER) wishes to sell, cede, transfer, give, give in guarantee, [mortgage], or in any manner dispose, directly or indirectly, including without any limitations, any disposition through any dividend, distribution, consolidation, merger, reorganization, recapitalization, liquidation, dissolution, close of business or any similar event (each of which terms shall be known as a TRANSMISSION).

The term TRANSMISSION, in the manner herein used, shall not include any disposition by the BOTTLER to an AFFILIATE OF THE BOTTLER, (as defined later on), as long as prior to the disposition the AFFILIATE OF THE BOTTLER executes a legally binding contract, approved by the COMPANY as to form and content (which such approval may not be unreasonably denied), wherein the preference and first negotiation rights of the COMPANY with respect to the transmission of the assets or securities to the AFFILIATE OF THE BOTTLER be duly complied with. Every AFFILIATE OF THE BOTTLER that is a party to said AGREEMENT shall be called THE AFFILIATE OF THE OBLIGED BOTTLER. As used herein, an AFFILIATE OF THE BOTTLER means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the BOTTLER. The BOTTLER, every SHAREHOLDER OF THE BOTTLER and every AFFILIATE OF THE OBLIGED BOTTLER, agree that during the TERM they shall not solicit or discuss with any third party any proposed TRANSMISSION, unless they first send written notification of intent to the COMPANY, describing the type and quantity of assets or securities of the BOTTLER proposed to be transferred. Said notification shall be known as THE NOTIFICATION, and the date that it is received by the COMPANY, shall be known as THE NOTIFICATION DATE. If the COMPANY and the BOTTLER, THE SHAREHOLDER OF THE BOTTLER or THE AFFILIATE OF THE OBLIGED BOTTLER, as may be the case, have not agreed on the price and conditions of the sale of such assets or securities to the COMPANY within the ninety (90) days following the NOTIFICATION DATE, the BOTTLER, the SHAREHOLDER OF THE BOTTLER or the AFFILIATE OF THE OBLIGED BOTTLER, as may be the case, shall be free to solicit offers from third parties for such assets and securities, subject to the rights of the COMPANY described in the following paragraph.

If at any time during the TERM, the BOTTLER, the SHAREHOLDER OF THE BOTTLER or the AFFILIATE OF THE OBLIGED BOTTLER, as the case may be, receives a GOOD FAITH OFFER (as defined later on) for TRANSFER of assets or securities of the BOTTLER (be they solicited or not), which the receiving party wishes to accept (and which if solicited, of which NOTIFICATION shall have been given and the ninety (90) day period mentioned in the preceding paragraph has expired) the receiving party shall give written notification to the COMPANY of (a) the assets or securities subject to such TRANSFER, (b) the name and address of the proposed acquirer, (c) the price and terms of the proposed TRANSFER. Such NOTIFICATION shall be referred to as the SECOND NOTIFICATION and the date on which the COMPANY receives a SECOND NOTIFICATION shall be referred to as the SECOND NOTIFICATION DATE. In each of these cases, the COMPANY shall have ninety (90) days as of the SECOND NOTIFICATION DATE to notify the acquirer that it is its intention to purchase the assets or securities for the price and under the conditions contained in the SECOND NOTIFICATION. If the COMPANY does not comply with giving said NOTIFICATION within the ninety (90) days counted as of the SECOND NOTIFICATION DATE, the transferor may sell the assets or securities to the proposed acquirer at a price and on terms no less favorable and not materially different from those specified in the SECOND NOTIFICATION, as long as the sale to such third party shall have been consummated within one hundred eighty (180) days following the SECOND NOTIFICATION DATE, and evidence shall be sent to the COMPANY of the transaction in the manner that may be reasonably requested.

A GOOD FAITH OFFER shall mean a written offer that the BOTTLER, the SHAREHOLDER OF THE BOTTLER or the AFFILIATE OF THE OBLIGED SHAREHOLDER, as the case may be, wishes to accept, making clear the good faith intention of the proposed acquirer, sending said written offer to purchase all or part of the assets or securities of the BOTTLER possessed by the transmitter and establishing in detail the purchase price to be paid and the other material terms and conditions of such offer. Any GOOD FAITH OFFER shall include a mention of the source of the funds to be used in the transaction by the proposed acquirer, including a copy of any and all letters of intent and letters of available commitment to the proposed transmitter in relation to the financing of the transaction.

Upon signing a copy of this contractual letter, each SHAREHOLDER OF THE BOTTLER by this means agrees to obligate itself under all the provisions of the three paragraphs immediately preceding this one.

The COMPANY renounces the requirements and restrictions imposed by Clause 17(e) of the AGREEMENT with respect to the BOTTLER in the event that the AGREEMENT terminates as a result of a TERMINATION DECISION BY THE COMPANY. A termination of the AGREEMENT resulting from a TERMINATION DECISION BY THE BOTTLER or a JUSTIFIED TERMINATION BY THE COMPANY shall not give the BOTTLER the right to renounce rights with respect to Clause 17(e) of the AGREEMENT.

9. With respect to Clause 26 b), the same contains guiding principles shared by the COMPANY and the BOTTLER, but it is understood that specific decisions as to price are the prerogative of the BOTTLER.

10. In accordance with Clause 32 b) of the AGREEMENT, the BOTTLER obligates itself not to delegate compliance with the AGREEMENT, in whole or in part, to any third party or parties, without the written consent of the COMPANY. The COMPANY agrees that in the event of a proposal to delegate to a subsidiary wholly-controlled by the BOTTLER, the COMPANY shall not unreasonably withhold its consent. Through this document the COMPANY agrees and accepts that the BOTTLER shall comply with its obligations as established by the AGREEMENT through the following subsidiary wholly-controlled by the BOTTLER:

PROPIMEX, S.A. DE C.V.

11. The written consent of the COMPANY required in accordance with Clause 33 of the AGREEMENT for the public use by the BOTTLER in the name of the COMPANY, its brands or the business relations between the BOTTLER and the COMPANY, shall not be unreasonably retained by the COMPANY. The BOTTLER shall make the appropriate request in accordance with Clause 39 c) of the AGREEMENT, addressed to the attention of the General Counsel of the COMPANY, at P.O. Drawer 1734, Atlanta, Georgia, 30301, United States of America. The COMPANY shall respond to this request within the 15 (fifteen) days following the date of its receipt. If the COMPANY does not respond to the request from the BOTTLER within said period, the request shall be deemed as approved.

12. In accordance with Clause 34 of the AGREEMENT, the COMPANY may only designate one or more of its subsidiaries, if it so has, or in its absence, one or more of its affiliates, as its representative to assure compliance by the BOTTLER of all the terms and conditions of the AGREEMENT.

13. With respect to Clause 36 b) of the AGREEMENT, the COMPANY agrees to reimburse the BOTTLER for all documented costs related to the processes and actions that may be required of the BOTTLER by the COMPANY for the protection of the brands of COMPANY products included under this AGREEMENT.

14. It is understood that the insurance policy required from the BOTTLER in Clause 36 e) of the AGREEMENT, shall be adequate for Mexican conditions and the prevailing local norms for this particular type of insurance coverage.

15. In conformity with ANNEX A of the AGREEMENT, the COMPANY grants the BOTTLER a non-exclusive authorization for the preparation, distribution and sale of the beverages there indicated, in their Post-Mix mode. In agreement with the aforementioned, the COMPANY may decide to grant similar non-exclusive authorizations for Post-Mix rights to third parties in the TERRITORY, or the COMPANY may decide to directly exercise the Post-Mix rights in the TERRITORY. In the event that the COMPANY decides to grant similar non-exclusive authorizations through any third party or directly, the COMPANY agrees to informally discuss the matter with the BOTTLER. Nonetheless, it is understood that this discussion will not in any way limit the rights of the COMPANY indicated in ANNEX A of the AGREEMENT.

16. The COMPANY and the BOTTLER agree that all the remaining Clauses, terms and conditions of the AGREEMENT remain without any modifications and in full force and effect.

Sincerely,

The Coca-Cola Company
/s/_____________________
Authorized Representative:

Accepted on June 1, 2005 by:
Panamco Bajio, S.A. de C.V.
_______________________
Authorized Representative: